EXHIBIT 10.1
                             DISTRIBUTION AGREEMENT
                             ----------------------

THIS DISTRIBUTION AGREEMENT (hereinafter the "Agreement") is made as of the 10th day of October, 2001, by and between MARRIOTT DISTRIBUTION SERVICES, INC. (hereinafter "Marriott"), a Delaware corporation having its principal offices at 10400 Fernwood Road, Bethesda, Maryland 20817 (mailing address: Marriott Drive, Washington, D.C. 20058), and NATHAN'S FAMOUS, INC. (hereinafter "Buyer"), a Delaware corporation having its principal offices at 1400 Old Country Road, Suite 400, Westbury, NY 11590.

                                    Recitals
                                    --------

     WHEREAS, Marriott operates certain distribution centers from which it distributes food and related supplies to foodservice operations which are located within the service area of such distribution centers; and

     WHEREAS, Buyer presently operates certain restaurants listed on Exhibit A in which it or an affiliate owns a controlling interest (hereinafter the "Company Units") and licenses and permits others to operate or manage certain restaurants listed on Exhibit A-1 (hereinafter the "Franchised Units") under the service mark "Nathan's Famous, Kenny Rogers Roasters and Miami Subs". Company Units and Franchised Units shall include additional locations opened within the Service Area of the Distribution Centers (as those terms are defined hereinafter) which have the same service requirements, characteristics and economics and are sometimes hereinafter collectively referred to as the "Units"; and

     WHEREAS, Marriott and Buyer desire to enter into a distribution services agreement pursuant to which Marriott will provide certain warehousing and distribution services in connection with Buyer's operation of the Company Units and Marriott will offer to provide certain warehousing and distribution services in connection with the operation of the Franchised Units by various franchisees.



     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated:

          a. "Accounting Period" shall mean each of Marriott's thirteen (13) four-week accounting periods.

          b. "Agreed Markup Per Case" shall mean for each full or partial case of Product Supplied by Marriott to the Units, the amount set forth in
     Section 4(a) payable by the Units to Marriott in excess of the Cost of the Product, which amount is intended as a distribution fee for Marriott to Supply Products to the Units.

          c. "Average Cases Per Delivery" shall mean the sum of the number of full or partial cases of Products delivered to all Units in the aggregate during a specified period of time divided by the number of deliveries made to all Units in the aggregate during such period of time, in each such case excluding any special deliveries.

          d. "Cost" shall mean an amount for each Product based upon the sum of the following: (i) the latest invoice price (which invoice price shall reflect any on-invoice promotional and advertising allowances, free goods, rebates, quantity discounts, and any other vendor provided discounts and allowances, except cash discounts and distributor rebates and allowances as described in Section 5 below) correctly billed to Marriott by a third party for a Product Supplied by Marriott to the Units; (ii) plus a proportional share of the transportation charge incurred by Marriott to transport the Product to the Distribution Centers, or in those cases where Marriott picks up the Product from a Supplier or arranges for freight consolidation, the transportation charge Marriott would have been charged by the supplier to deliver the Product to the Distribution Centers; (iii) plus the actual charge per Product that Marriott is required to pay for procurement services associated with obtaining contract pricing on Products for which Buyer has not obtained a contracted price from the supplier; (iv) plus any applicable sales, use, excise, or other taxes, whenever assessed. In defining Cost in the manner described, it is the intention of the parties as near as is practical to charge and pay for the actual price paid for a Product by Marriott taking into account that deliveries to Marriott from suppliers occur at different prices, due to the effective date of such price changes, from time to time.

          e. "Delivered Cost" shall have the meaning set forth in Section 4.

          f. "Diesel Index" shall mean the index entitled "EIA Retail On-Highway Diesel Prices - National U.S. Average" published from time to time by the Energy Information Agency of the Department of Energy (as currently set forth at www.eia.doe.gov), or in the event that such index is no longer available, a substantially similar index that comes to be relied upon in its place.

          g. "Distribution Center(s)" shall mean the warehouse facilities operated by Marriott as any of the same may be relocated or supplemented from time to time.

          h. "Pricing Period" shall have the meaning set forth in Section 4.

          i. "Proprietary Items" shall mean Products which a Distribution Center stocks exclusively for the Units or for which larger than normal inventories are maintained by a Distribution Center or commitments entered into primarily for the Units.

          j. "Products" shall mean Proprietary Items and all other goods within the categories of food, beverages, and supplies described on Exhibit B and stocked by the Distribution Centers on the date hereof, except those goods that are customarily distributed "store door delivery" by third parties selected by Buyer, and such additional goods as the parties may agree in writing to add.

          k. "Service Area" shall mean the core geographic area as determined by Marriott from time to time within which are located the preponderance of the Units to which the Distribution Center's normally deliver goods.

          l. "Service Level" shall mean the total number of items actually received, in relationship to the total number of items ordered.

          m. "Supply(ing)(ied)" shall have the meaning set forth in Section 2.

          2. Distribution Services.
             ---------------------

          a. Company Units. During the term of this Agreement, Buyer shall purchase Products for the Company Units from Marriott, and Marriott shall purchase, warehouse, and distribute for and sell Products to Buyer for such Company Units (hereinafter collectively "Supply(ing)(ied)"), regardless of the name under which they are operated, so long as there is no change in the cost of Supplying the Company Units resulting from a material change in the number or type of menu items or in the service requirements from the manner in which the Company Units are being operated on the date hereof. The Units will be responsible for any increased costs resulting from material changes in the overall average frequency or manner of delivery requested by the Units.

          b. Franchised Units. During the term of this Agreement, Marriott agrees to offer to Supply any Franchised Units within the Service Area having economic and service characteristics similar to those of the Company Units on essentially the same terms and conditions as herein contained, provided such Franchised Unit shall (i) have established and shall have maintained its creditworthiness to Marriott's satisfaction, and (ii) does not have any other contractual obligations under any other distribution agreement of any kind or nature relating to the Products hereunder. Buyer agrees to notify any Franchised Unit that meets the foregoing requirements that any purchases of Products from Marriott shall be governed by the terms and conditions of this Agreement. Buyer represents and warrants that Franchised Units are required to purchase all of their Proprietary Items under Buyer's Franchise Agreement and vendor contracts, and that Buyer shall notify Marriott of any material change to the Franchise Agreement or vendor contract regarding this purchase requirement. The separate understanding with any Franchised Unit may provide for a security deposit or different payment terms such as cash on delivery or cash in advance, based upon the creditworthiness of an individual Franchised Unit. Any adjustments to the pricing applicable to the Company Units under the terms of this Agreement shall be made as well to the pricing for any Franchised Unit. Authorized substitutions and Proprietary Items shall be determined by Buyer, and wherever in this Agreement any other approvals, authorizations, or consents are required to be obtained from Buyer, such terms shall mean exclusively Buyer and any franchisee participating in the program established by this Agreement agrees to be bound by such determination. Buyer agrees to cooperate with Marriott by advising Marriott in a timely manner of (i) any plans to convert a Company Unit to a Franchised Unit or a Franchised Unit to a Company Unit and (ii) any credit or compliance issues concerning a Franchised Unit that comes to Buyer's attention. Marriott acknowledges that Buyer will not be responsible for payment for Products Supplied to Franchised Units.

          c. All Units. Deliveries to the Units will be made two (2) times per week on the days of the week and at times of the day as mutually determined by Marriott and Buyer. All deliveries shall be commenced prior to 11:00 a.m. or after 2:00 p.m. unless otherwise agreed upon by the Unit. Initially, Marriott representatives from each Distribution Center will contact representatives of the Units served by each respective Distribution Center for the purpose of notifying the Units of the proposed routing schedules. The delivery "window" for such established delivery schedules shall be between one (1) hour prior to and one (1) hour after such established delivery schedules. In the event such delivery is delayed beyond Marriott's control, Marriott shall use its best efforts under the circumstances to notify the Unit and establish an alternate delivery schedule. Saturday and Sunday deliveries will be made at the discretion of the appropriate Distribution Center. During the normal business hours of the Units deliveries will be made inside the delivery door of the Units with reasonable assistance (inside of the Units) provided by the Units, and the Units will be responsible for putting the Products away in the appropriate dry, cooler, or freezer storage area. Marriott will be responsible for placing the Products within the appropriate dry, cooler, or freezer storage area for deliveries made before or after the normal business hours of the Units if no employee of the Unit is present at the time of delivery, however, Marriott will not be responsible for shelving or rotating stock. The Units shall be responsible for (i) keeping the delivery door and storage aisles free of debris and obstructions to permit Marriott free access during deliveries and (ii) ensuring there is sufficient area for the delivery vehicle to park adjacent to the delivery door. Marriott reserves the right to change the manner in which it Supplies the Units, provided that the change is made at the same time for a majority of Marriott's business locations within the Service Area and does not have a material adverse effect on the quality of goods and services provided Buyer.

          d. Ordering and Delivery. Ordering and Delivery . Orders shall be placed by the Units via Marriott-provided toll-free (800) phone numbers using (i) Marriott's automated touch-tone order entry system or (ii) a PC terminal automated entry system (the hardware to be provided by the Units and Instill or comparable software to be provided by Marriott at its actual cost), no later than the established order cut off time for the respective Distribution Center two (2) days (also referred to as a "skip day") prior to the scheduled delivery. At Marriott's option, deliveries during the normal business hours of the Units shall be (i) checked in jointly by Marriott's driver of the delivery vehicle and an employee at the Unit (both of whom are to note on the invoice any items shorted or damaged), or (ii) made on an honor system. Under the honor system Marriott agrees to replace those items identified within twenty-four (24) hours after delivery as shorted or damaged. Marriott reserves the right to require that all Products be checked in jointly, particularly at any Units reporting an unusual number of shorted or damaged items under the honor system. Shorted items which are Proprietary Items shall be delivered at the cost of the party responsible for the shortage within twenty-four (24) hours of such request using a method of delivery approved by Marriott. Shorted items, other than Proprietary Items, shall be delivered upon reasonable request, taking into consideration the item requested and cost of the method of such delivery, at the cost of the party responsible for the shortage within twenty-four (24) hours of such request. In the event Marriott, in its reasonable discretion, determines that the requested item and the cost of delivery is unreasonable, the parties shall agree upon an alternative method of delivery and time of delivery which exceeds the twenty-four (24) hour objective. The invoice shall be deemed conclusive proof of delivery of the items listed thereon if (i) no employee of the Unit is present at the time of delivery or delivery is made under the honor system and Marriott is not notified of the shorted or damaged items within twenty-four (24) hours, or (ii) items are checked in jointly and no shorted or damaged items are noted on the invoice at the time of delivery. Marriott shall ensure that subsequent billings reflect a credit for shorted or damaged items noted on the invoice. The Units may from time to time request that Marriott deliver to the Units specially requested Products outside of the normal ordering and delivery schedule. The Units shall be responsible to pay Marriott the Delivered Cost of such specially requested Products plus (i) Twenty-five Dollars ($25.00) if shipped as an unscheduled delivery to the Unit by a Marriott delivery vehicle scheduled to be in the vicinity of the Unit, (ii) One Hundred Dollars ($100.00) if shipped by an unscheduled Marriott delivery vehicle specifically dispatched to the Unit, or (iii) Marriott's actual shipping cost plus Twenty-Five Dollars ($25.00) if shipped via a common carrier. The Units shall be responsible for a restocking fee of Three Dollars and Fifty Cents ($3.50) per case for Products returned to the Distribution Center due to an error by the Units and a late fee of Ten Dollars ($10.00) per order for any orders accepted by a Distribution Center after the established order cut off time. Notwithstanding the foregoing, the Unit and the Distribution Center General Manager, upon mutual agreement, may waive any such special order or restocking fees for up to three (3) instances per contract year.


          e. Phase In Schedule. Deliveries will begin for the Units to be Supplied by the respective Distribution Centers on the date specified opposite each of the Distribution Centers listed below:


        Distribution Center                     Date(s)
        -------------------                     ------
        Groveland, FL                           November 2001
        Los Alamitos, CA                        No later than November 2002
        All others                              November - December 2001

          3. Term. The initial term of this Agreement shall commence on the 1st day of November, 2001, and shall remain in effect for a period of two (2) years unless earlier terminated in accordance with the terms hereof. After expiration of the initial term, this Agreement automatically shall renew for successive renewal terms of one (1) year each, unless terminated by either party by written notice to the other given not less than one hundred twenty (120) days prior to the end of the then current term.

          4. Price.

          a. Delivered Cost. Buyer, for the Company Units, and the respective franchisee for the Franchised Units, shall pay to Marriott for the goods and services provided hereunder the Delivered Cost of all Products Supplied by Marriott to the Units. "Delivered Cost" as used herein for full or partial cases of Products (based upon cases as currently configured) shall mean Cost plus the appropriate Agreed Markup Per Case, which initially shall be the amount set forth below opposite the respective Average Cases Per Delivery bracket.

Average Cases Per Delivery  Agreed Markup Per Case   Percent (%) Markup Per Case
--------------------------  ----------------------   ---------------------------
121 cases +                        $2.25                      8.9%
101 to 120                         $2.30                      9.1%
81 to 100                          $2.40                      9.5%
71 to 80                           $2.60                      10.3%
61 to 70                           $3.16                      12.5%
51 to 60                           $3.79                      15.0%
Below 51                           $3.79 plus $60.00          15.0% plus $60.00

After the initial nine (9) Accounting Periods of this Agreement, the parties shall "true up" all purchases made during the final six (6) Accounting Periods of the initial nine (9) Accounting Periods to the $2.40 Agreed Markup Per Case (9.5% Markup Per Case) of the established average case cost of $25.28. Prior to the beginning of each subsequent period of six (6) Accounting Periods (each, a "Pricing Period"), using data from the last completed Pricing Period, Marriott shall determine the appropriate Agreed Markup Per Case at which the Units will be invoiced for the upcoming Pricing Period based upon the bracket in which the Average Cases Per Delivery falls for all Units in the aggregate. In making this determination, Marriott shall calculate whether there is a variance between the Agreed Markup Per Case utilized during the current Pricing Period and the Agreed Markup Per Case that would have been applicable based upon a calculation of the Average Cases Per Delivery using the actual data from the last Pricing Period. In the event there is such a variance, the Agreed Markup Per Case for each respective bracket shall be adjusted for the upcoming Pricing Period to take into account the amount Delivered Cost was overstated or understated, as the case may be. In the event Delivered Cost was overstated or understated by any amount during the last Pricing Period (or portion thereof) of the term of this Agreement, Marriott shall deliver a check to Buyer (for Buyer and the respective franchisees) or Buyer shall deliver a check to Marriott for Buyer's Company Units only, and each respective franchisee shall be responsible to deliver a check to Marriott for its respective number of Franchised Units within ten (10) days after such amount is determined by Marriott.

          b. Price Adjustment . The Agreed Markup Per Case for each respective bracket shall be adjusted after the first (1st) year of the term of this Agreement and for each year thereafter by multiplying the most recent Agreed Markup Per Case by the "Percentage Change" (hereinafter defined) in the "Price Index" (hereinafter defined).

          (1) "Price Index" as used herein shall mean the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, base period 1982-84 = 100, specified for "All items", as issued by the Bureau of Labor Statistics of the United States Department of Labor.

          (2) "Percentage Change" as used herein shall mean the percentage increase in the Price Index represented by a fraction, the numerator of which shall be the latest Price Index available during the month prior to the last full month of the currently expiring adjustment period and the denominator of which shall be the Price Index reported for the month which was two (2) months before the currently expiring adjustment period commenced (or such earlier month as may be required to base the calculation on a full twelve month period, or multiple thereof).

          (3) In the event that 1982-84 = 100 is no longer used as the basis of calculation of the Price Index, or if a substantial change is made in the terms or number of items contained in the Price Index, then the Price Index shall, if the data required therefor is readily available, be adjusted to the figure that would have been arrived at had the manner of computing the Price Index as in effect at the date of this Agreement not been altered. In the event such Price Index (or a successor or substitute index) or such data is not available, a reliable governmental or non-partisan publication evaluating the information theretofore used in determining the Price Index shall be used.

          c. Business Data . Buyer hereby represents that the data and other information set forth on Exhibit C attached hereto and made a part hereof, accurately reflects the business of the Units to be covered by the terms of this Agreement as such business is currently being operated. Marriott and Buyer agree that in the event that the six (6) month review discloses a variance from the data and information set forth on Exhibit C, the Agreed Markup Per Case will be adjusted accordingly.

          d. Taxes and Fuel. In the event that during the term of this Agreement there is any increase in taxes or a surcharge on fuel or utilities, or an extraordinary increase in fuel or utility rates, Marriott and Buyer agree there will be a commensurate increase in the Agreed Markup Per Case to cover such increased costs which adjustment shall be part of the Pricing Period adjustment in Section 4(a) . With respect to increases or decreases in fuel rates, if the average Diesel Index during such Pricing Period increases or decreases $0.25 or more compared to a base fuel cost of $1.39, then the applicable Agreed Markup Per Case for the immediately following Pricing Period shall be increased or decreased by $0.01 for each full $0.10 increase or decrease in the Diesel Index.

          e. Review of Invoices. Buyer may upon written notice to Marriott and at times mutually agreed upon by the parties, examine a reasonable sample of Marriott's invoices from the prior twelve (12) months to verify Cost, but not in excess of two (2) times per year. Buyer shall include in such written notice to Marriott the Products and the time period to be reviewed.

     5. Rebates and Allowances.

          a. Promotional and advertising allowances and discounts and rebates provided by third party suppliers to Marriott which are not reflected on invoices from suppliers but which are attributable to goods Supplied to Buyer by Marriott (except (i) cash discounts, (ii) new warehouse opening allowances, and (iii) allowances or rebates that are only available to a distributor and which are intended to offset damaged product costs and for performing warehousing and distribution or usage reporting functions on behalf of a supplier) shall be paid over to Buyer as soon as practical after the end of each year of the term of this Agreement, to the extent permitted under the terms of Marriott's contract with the supplier. Notwithstanding the foregoing, if Marriott is able to obtain better pricing for Products through membership in a buying co-op than Buyer is able to obtain, and Marriott and Buyer agree on the Cost for such Products, then Marriott will purchase such Products through the buying co-op and Marriott shall be entitled to retain any rebates and allowances, without limitation or restriction, on such purchases made available through the buying co-op. The Units agree to be responsible for any performance requirements associated with any rebates or allowances they receive and to refund any rebates or allowances paid or credited to the Units by Marriott for which the Units do not purchase the requisite Products. Marriott shall have rights of setoff and/or recoupment against any rebates or allowances or any other sums owed to Buyer (or any franchisee, as applicable) by Marriott (or any affiliate), any of Buyer's (or such franchisee's, as applicable) obligations to Marriott (or any affiliate).

          b. As referenced in Section 5(a) above, certain suppliers such as Ecolab, Pepsi, and Coca-Cola may provide distributor allowances or rebates which are intended to offset costs of performing warehousing and distribution functions on behalf of the supplier. In the event Buyer has negotiated a delivered price with a supplier and the supplier provides a distributor allowance to Marriott intended as a distribution fee, Marriott may Supply the relevant products of such supplier to the Units at the delivered price agreed upon between Buyer and the supplier and retain the distributor allowance in lieu of the Agreed Markup Per Case provided the distribution allowance is not less than the Agreed Markup Per Case.

     6. Volume . The Units shall order from the Distribution Centers substantially all of their requirements for Products during the term of this Agreement, the Delivered Cost of which is estimated to be Seventy Eight Million Seven Hundred Thousand Dollars ($78,700,000.00) per year. In the event that the annualized Delivered Cost of Products Supplied to the Units in the Service Area drops below Sixty Million Dollars ($60,000,000.00) per year and Marriott and Buyer cannot agree on an appropriate adjustment to the Agreed Markup Per Case, Marriott may discontinue Supplying Units in the Service Area upon ninety (90) days' prior written notice to Buyer.

     7. Buy-Ins and Proprietary Items.

          a. Marriott shall, upon Buyer's written request, make long-range purchases of goods in excess of normal inventories to take advantage of promotional prices or market conditions and in anticipation of promotions planned by the Units (the "Promotional Periods"). Buyer shall provide Marriott with four (4) weeks' advance notice of larger than normal quantities required for promotions planned by the Units and of orders for new items and new Unit openings and closings. Buyer shall be responsible for any increased carrying costs incurred by Marriott prior to, during and after any such Promotional Periods related to the purchase of a Product in quantities which would exceed on average a thirty (30) day supply, including, but not limited to, interest and storage costs. Notwithstanding anything to the contrary in Section 9 herein, Buyer within fifteen (15) days after termination of this Agreement with respect to any Distribution Center, shall purchase from Marriott, pay for, and arrange for removal from the Distribution Center, of all Proprietary Items and of any goods held by the Distribution Center for the Units pursuant to long range purchases requested by the Units. It shall be the responsibility of Buyer to arrange for and contract with sources of supply for all Proprietary Items for the Units. Marriott shall advise Buyer about any Proprietary Items at a Distribution Center for which no Units have placed an order for more than thirty (30) days, and Buyer shall have thirty (30) days thereafter within which to take possession of such Products, sell such Products to a liquidator, or have such Products shipped to the Units. In no event shall Proprietary Items exceed Three Hundred Forty Eight (348) in number for any Distribution Center. Marriott also shall advise Buyer about any Proprietary Items or Promotional Period buy-ins at a Distribution Center for which the Units have placed orders of less than Twenty (20) for Proprietary Items and for Promotional Period buy-ins during a thirty-day period (hereinafter "Slow Moving Items"). If Slow Moving Items exceed Ten (10) in number, within thirty (30) days Buyer agrees to either (i) ask Marriott to discontinue in inventory the excess Slow Moving Items by discontinuing the use of such items or (ii) pay to Marriott an additional One Dollar ($1.00) per case for such Slow Moving Items that are Proprietary Items in excess of the limit and a fair and reasonable fee determined by Marriott for Slow Moving Items that are Promotional Period buy-ins..

          b. Prior to Marriott commencing service to the Units, Buyer shall arrange for and Marriott shall purchase and transport to the Distribution Centers reasonable quantities of the saleable inventory of Buyer's proprietary items held by Buyer's current distributor. The price paid by Marriott plus the costs of transporting such inventory to the Distribution Centers and of handling shall be considered Marriott's Cost. Buyer shall pre-approve those items to be purchased by Marriott from Buyer's current distributor and thereafter Buyer shall be responsible for the purchase of such items from Marriott in accordance with the terms applicable to Proprietary Items set forth in Section 7(a). In order that Marriott's Distribution Centers may coordinate their own planned inventory levels of such proprietary items, Buyer shall obtain from its current distributor a schedule of inventory levels of such proprietary items on hand for each of the following number of days prior to the Distribution Centers commencing service to the Units: thirty (30) days, twenty- one (21) days, fourteen
     (14) days, seven (7) days, and then daily thereafter.


          c. As part of the Pricing Period adjustment in Section 4(a), Buyer and Marriott agree to take into account any increase or decrease in costs as a result of a change in terms such as cash discounts or shipping terms of Buyer's vendor contracts. Buyer agrees to give Marriott reasonable notice of any price changes Buyer anticipates receiving from Buyer's suppliers.

     8. Payment.

          a. The Units shall pay Marriott the Delivered Cost of all Products Supplied hereunder by check or wire transfer of immediately available funds so that payment for all Products is received by Marriott within twenty one
     (21) days after the date the Products were delivered by Marriott. The Units will not during any Pricing Period be subject to the per case adjustments referenced below in this paragraph or the late charges set forth in Section 8(b) below, so long as the average balance of outstanding sales payable was twenty one (21) days or less. Prompt payment discount for Units paying by electronic funds transfer within one (1) day after delivery shall be ten cents ($.10) per case.

          b. Any payments not made to Marriott when due shall bear interest from the date due to the date of payment at an annual rate of eighteen percent (18%). In the event of the failure to make any payments when due (after the notice and opportunity to cure required in accordance with Section 15(a)), in addition to any other remedies herein provided, Marriott shall have the right to immediately require that all future deliveries be made on a C.O.D. basis only, notwithstanding any credit terms herein provided. Any forbearance by Marriott or failure by Marriott (i) to insist on timely payment or (ii) to exercise any remedies herein provided in the event timely payment is not made, shall not constitute a waiver of the right of Marriott in the future to insist on timely payment in accordance with the terms of this Agreement or to exercise any such remedies herein provided.

          c. At any time during the term of this Agreement Marriott may request information or documentation concerning Buyer's or any Franchised Unit's continuing ability to make payments on the balance of outstanding sales payable. This information may include the classification of outstanding debt by Standard and Poor's, Moody's, or such other recognized authority, or may include the status of a bank credit facility, loan commitments, loan maturities, or other sources of operating cash flow. In the event of a material adverse change in the financial condition of Buyer or the owner of particular Franchised Units (which shall be deemed to affect only such Franchised Units), including an event of default, a downgrade, or a refusal to renew a credit facility or any other loan on the part of a lender, notwithstanding any credit terms herein provided Marriott shall have the right immediately, as it pertains to the Buyer or said Franchised Units' owner, to require that all outstanding amounts, not subject to a bonafide written dispute, be paid in full upon demand and require all future deliveries be made on a C.O.D. basis only. In the event that the Buyer or Franchised Units' owner fails to pay all outstanding amounts not subject to a bonafide dispute or pay for a C.O.D. delivery, when delivered, to Marriott's reasonable satisfaction, Marriott may terminate the Agreement as to Buyer or any individual Franchised Units. Notwithstanding the foregoing, Marriott shall not terminate the Buyer or a Franchised Unit which owes
     Marriott outstanding amounts which are subject to a bonafide written dispute so long as said Unit continues to pay C.O.D. for deliveries when made to Marriott's reasonable satisfaction.

     9. Title and Risk of Loss. Title to goods shall pass upon delivery to the Units. Marriott shall bear the risk of loss, damage, or destruction until title passes to the Units.

     10. Reports. Marriott agrees to provide usage reports to Buyer upon request. The parties acknowledge that Marriott may provide Buyer with some reports reasonably requested by Buyer that do not necessarily measure performance criteria in accordance with the terms of this Agreement but that may nevertheless be useful as a management tool.

     11. Liaison. Marriott and Buyer shall each designate a managerial level person to answer any questions which may arise relating to performance of this Agreement.

     12. Service Level. Marriott shall each year during the term of this Agreement maintain a Service Level of Ninety-Eight and One-Half percent (98.5%) on all Products Supplied to the Units, unless due to (i) an act or omission on the part of Buyer or the Units, (ii) the causes set forth in the force majeure provision of this Agreement, or (iii) other causes beyond the reasonable control of Marriott. Recovery shipments made by Marriott the same or next day shall be counted toward satisfaction of the foregoing Service Level requirement. Buyer shall provide Marriott with a list of pre-approved substitutions which may automatically be substituted for items ordered. All other substitutions may only be made upon the approval of Buyer's designated liaison, who shall authorize the substitution or direct that the order be shorted. The Delivered Cost for any substituted items which are not pre-approved, provided the substitution is not due to an act or omission on the part of Buyer or other causes beyond the reasonable control of Marriott, shall be based upon the lower of (i) the Cost of the substituted item or (ii) the Cost of the original item ordered.

     13. Confidentiality. Marriott and Buyer agree that (i) the specific terms of this Agreement, (ii) all information as to source, quantity, and price of goods and services, and (iii) all information regarding either party's products, business, customers, or methods of operation learned during the term of this Agreement or in anticipation of entering into this Agreement shall be maintained in confidence and not be released to any private third party for any reason whatsoever other than pursuant to a validly issued subpoena from a court or governmental authority having jurisdiction over the party or pursuant to a discovery request made under the Federal Rules of Civil or Criminal Procedure or similar state court rules and to which the party is required to respond and except as may be required to implement the terms of this Agreement pertaining to Franchised Units. All confidential and proprietary information which either party has obtained from the other shall be returned upon the expiration or earlier termination of this Agreement. Neither party, without the prior written consent of the other, shall disclose the information contemplated in this
Section 13 to any person or entity, except as otherwise required by law or by applicable rules of any national securities exchange. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

     14. Warranties. The Products Supplied comprising each shipment or other delivery hereafter made by Marriott to, or in order of, Buyer is hereby guaranteed, as of the date of such shipment or delivery, to be on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and not an article which may not under the provisions of Section 404 of the Federal Food, Drug and Cosmetic Act, be introduced into interstate commerce. Marriott will assign to Buyer all assignable rights against manufacturers and suppliers of goods Supplied to Buyer by Marriott under warranties and indemnifications Marriott receives from such manufacturers and suppliers. Marriott agrees to cooperate with Buyer, at Buyer's sole cost and expense, in the enforcement of any such warranties or indemnifications against manufacturers or suppliers. Marriott represents that to the best of its knowledge all Products Supplied to the Units by Marriott shall conform to applicable specifications, brands, samples, or other rendered descriptions, and shall be merchantable. It is understood that Marriott is only responsible for such defects which it should have knowledge of, it being understood that Marriott is not the manufacturer of any of the Products. Marriott agrees to indemnify, defend, and hold Buyer, its officers, directors, employees, agents, representatives and affiliates harmless from and against any liability, cost, or expense (including reasonable attorneys' fees) arising out of the negligent act of any negligence on the part of Marriott, its employees, and/or its authorized representatives.

     15. Default. If either party materially defaults hereunder, the non-defaulting party may terminate this Agreement with respect to the affected Company Units effective immediately upon written notice to the defaulting party (following the end of any cure period provided for herein). The non-defaulting party shall be entitled to declare all amounts payable hereunder to be due and payable immediately and, subject to Section 28 herein, shall be entitled to all remedies provided by law or equity (including reasonable attorneys' fees and costs of suit incurred whether or not a suit is commenced). The following events shall be deemed to be material defaults hereunder:

          a. Failure by Buyer to make any payment required to be made to Marriott hereunder, which failure is not remedied within five (5) days after receipt of written notice thereof from Marriott (provided that if two
     (2) or more notices of default and opportunities to correct have been given within any twelve (12) month period, no further notice and opportunity to correct need be given); or

          b. Failure by either party substantially to perform in accordance with the terms and conditions of this Agreement, which failure is not remedied within sixty (60) days , or in the event the nature of such failure can not be remedied within sixty (60) days the remedy shall be commenced within said sixty (60) days, (unless a different time period is specifically herein provided) after receipt of written notice from the other party specifying the nature of such default; or

          c. (i) Filing of a voluntary bankruptcy petition by either party; (ii) filing of an involuntary bankruptcy petition against either party which is not withdrawn or otherwise dismissed within ninety (90) days after filing;
     (iii) assignment for the benefit of creditors made by either party; or (iv) appointment of a receiver for either party; or

          d. Acquisition of the capital stock of Buyer (or any of its affiliates) and such acquiring entity substantially controls the management or equity of Buyer or substantially all of the assets of Buyer (or any of its affiliates) by a competitor of Marriott shall not constitute a default giving rise to monetary damages, but shall entitle Marriott to terminate this Agreement upon one hundred twenty (120) days prior written notice to Buyer (and as otherwise provided in Section 18 below).

     16. Force Majeure . Marriott and Buyer shall incur no liability (except for payments for Products delivered hereunder) to each other due to a default under the terms and conditions of this Agreement resulting from fire, flood, war, strike, lock-out, work stoppage, slow-down, or other labor disturbances, power failure, major equipment breakdowns, construction delays, accident, riots, acts of God, acts of United States' enemies, laws, orders or at the insistence or result of any governmental authority or any other similar delay beyond each other's reasonable control. In the case of any of the foregoing delays, the parties will be obligated to perform within a reasonable time after the causes interfering with performance have been removed.

     17. Relationship of Parties . Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller.

     18. Assignment. Neither Buyer or Marriott may assign its rights and obligations under this Agreement to any third party without the consent of the other party, which consent shall not be unreasonably withheld; except that Marriott may assign its rights and obligations under this Agreement without Buyer's consent to any party controlled by, or under the common control with Marriott, or to any purchaser of all or a substantial part of Marriott's business or assets.

          a. A sale of stock or other equity interest of Company Units resulting in a change in control shall be deemed an assignment for purposes of this paragraph. In the event of such an assignment, or the sale of any material segment of the business of any of the Company Units (together or separately, a "Covered Transaction"), Marriott, in its discretion, may require the Buyer to require the purchaser of such business segment to assume the terms of this Agreement applicable to the Company Units included in such segment acquired. Any such purchaser in a Covered Transaction shall provide Marriott with adequate assurances of its ability to perform all of the obligations and terms and conditions of this Agreement applicable to the Units, including the provision of the following to Marriott's satisfaction:

          (i) security deposit equivalent to three (3) weeks' of purchases;

          (ii) financial statements for the last five (5) years or from the time of formation of the purchasing entity, whichever is less;

          (iii) disclosure of the assets of all individuals and business entities having an interest in the purchasing entity; and

          (iv) tax returns for the last five (5) years for each of such individuals and business entities.

          b. In the case of a sale of the stock of Buyer (or its ultimate parent), the purchasers shall not be required to comply with subsections 18a(i) - 18a(iv) above.

          c. If the purchaser in a Covered Transaction does not fulfill the conditions set out in Sections 18a(i) - 18a(iv) above to Marriott's reasonable satisfaction, then Marriott's sole remedy shall be to exercise the rights as provided in Section 15 d above with respect to the Company Units included in the Covered Transaction.

          d. Marriott shall have the right to assign this Agreement at any time provided it remains liable under the terms of this Agreement notwithstanding any assignment, and Marriott provides Buyer with written notice of such assignment.

          e. In recognition that both Marriott and Buyer are publicly-traded companies, the parties agree that the sale of issuance of stock, other forms of equity, and/or any other transaction involving the other's ownership shall not be subject to the other party's approval (although
     Section 15 d above shall apply notwithstanding this Section 18 e).

     19. Headings . The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

     20. Severability of Provisions . Neither Marriott nor Buyer intend to violate statutory or common law by executing this Agreement. If any section, sentence, paragraph, clause or combination of provisions in this Agreement is in violation of any law, such sections, sentences, paragraphs, clauses or combinations shall be inoperative and the remainder of this Agreement shall be binding upon the parties.

     21. Parties Bound . This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing herein, expressed or implied, shall be construed to give any other person any legal or equitable rights hereunder.

     22. Notices . All notices required or permitted to be given hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight delivery service which provides for return receipts, and shall be addressed to the parties as follows:

If to Marriott, addressed to it in care of:

        Marriott Distribution Services, Inc.
        Marriott Drive
        Washington, D.C.  20058
        Attention:  Executive Vice President and General Manager

with a required copy to:

        Marriott Distribution Services, Inc.
        Marriott Drive
        Washington, D.C.  20058
        Attention:  Law Department (MDS)

If to Buyer, addressed to it in care of:

        Nathan's Famous, Inc.
        1400 Old Country Road, Suite 400
        Westbury, NY 11590
        Attention: Chief Financial Officer

With a required copy to:

        Nathan's Famous, Inc.
        6300 N.W. 31st Avenue
        Fort Lauderdale, FL 33309
        Attention : Senior Director Corporate Food Service

or to such other address as the parties may direct by notice given as hereinabove provided. Notice shall be deemed given when received as evidenced by the return receipt or the date such notice is first refused, if that be the case.

     23. Further Action . Marriott and Buyer each shall cooperate in good faith and take such steps and execute such papers as may be reasonably requested by the other party to implement the terms and provisions of this Agreement, including Buyer assisting Marriott in obtaining any indemnification agreements which Marriott may wish to obtain from manufacturers or suppliers of Buyer's Proprietary Items.

     24. Waiver . Marriott and Buyer each agree that the waiver of any default under any term or condition of this Agreement shall not constitute any waiver of any subsequent default or nullify the effectiveness of that term or condition.

     25. Governing Law . All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of Maryland, United States of America, regardless of the laws that might be applied under applicable principles of conflicts of laws. The parties irrevocably submit to the exclusive jurisdiction of (i) the Courts of the State of Maryland in Montgomery County, and (ii) if federal jurisdiction exists, to the Federal District Court, Maryland District for the purposes of any suit, action, or other proceeding arising out of this Agreement. The parties acknowledge that substantial elements of performance of this Agreement will occur in such jurisdiction. To the extent permitted by law, the parties mutually agree to waive any right either may have to a jury trial in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

     26. [Intentionally Omitted]

     27. Entire Agreement . This Agreement constitutes the entire understanding between the parties hereto, and supersedes all prior written or oral communications, relating to the subject matter hereof. All purchase orders submitted after the effective date hereof shall be subject to the terms of this Agreement, conflicting terms contained in any purchase order to the contrary notwithstanding. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by both of the parties hereto.

     28. Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER UNDER ANY CIRCUMSTANCES FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION FOR LOSS OF PROFITS OR DAMAGE TO REPUTATION) RESULTING FROM ITS FAILURE TO COMPLY WITH THIS AGREEMENT OR RESULTING FROM ANY CESSATION OR INTERRUPTION OF THIS AGREEMENT, OR THE SERVICES PROVIDED BY MARRIOTT HEREIN.

     29. No Interference with Contract. Buyer acknowledges and agrees that it approached Marriott and initiated the discussions which are the subject matter of this Agreement. Marriott would not engage in such discussions nor execute this Agreement except in reliance on the factual representations and covenants set forth in this Section 29. Buyer represents and warrants that neither it nor the Units are bound by any distribution agreement of any kind or nature relating to the Products or any food, beverage or related supplies other than one or more distribution agreements which, by their terms, may be terminated by Buyer prior to the commencement of the term of this Agreement, without any liability to Buyer (other than payment by Buyer of the termination fees, if any, stipulated in such distribution agreement(s)). Buyer has determined based upon its own business judgment and independently of the subject matter of this Agreement to terminate these distribution agreement(s). Buyer shall be solely responsible for payment of any termination fees and any costs, expenses, claims and damages of any kind resulting from, relating to or arising in connection with such termination. Buyer shall indemnify, defend and hold harmless Marriott, its directors, officers, employees, representatives, agents and affiliates from any and all claims, actions, demands, and damages (including reasonable attorney's fees and expenses) of any nature resulting from, relating to or arising in connection with any distribution agreement(s) or the termination or attempted termination thereof.






IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


ATTEST:                                 MARRIOTT DISTRIBUTION SERVICES, INC.


By: /s/ William J. Sardella             By:/s/Victor L. Crawford
---------------------------------       --------------------------------
Printed Name: William J. Sardella       Printed Name: Victor L. Crawford
Title: Corporate Counsel                Title: Executive Vive President


ATTEST:                                 NATHAN'S FAMOUS, INC.


By: /s/Ronald DeVos                     By: /s/Wayne Norbitz, Pres
-------------------------------         ---------------------------
Printed Name: Ronald DeVos              Printed Name: Wayne Norbitz
Title: Vice President - Finance         Title:President

                                   EXHIBIT A

                                 COMPANY UNITS

                                  EXHIBIT A-1

                                FRANCHISED UNITS

                                   EXHIBIT B

                                   *PRODUCTS



Frozen Foods
Refrigerated Foods
Dry Storage Foods and Beverages
Related Supplies (e.g., paper products and cleaning supplies)



*Except all goods customarily distributed "store door delivery" by third parties selected by Buyer.

                                   EXHIBIT C

                               BUSINESS DATA AND
                            SERVICE CHARACTERISTICS



Annual Number of Cases for all Units:           2,882,452



Number of Units:                                      315



Average Number of deliveries per Unit per week:         2



Average Number of cases per delivery:                  88



Average Cost per case:                             $25.28



Average case cube:                                    1.0

                             DISTRIBUTION AGREEMENT

1.       Definitions..........................................................19
2.       Distribution Services................................................20
         a Company Units......................................................20
         b.Franchised Units...................................................20
         c All Units..........................................................21
         d Ordering and Delivery..............................................21
         e Phase In Schedule..................................................22
3.       Term.................................................................22
4.       Price................................................................22
         a.Delivered Cost.....................................................22
         b.Price Adjustment...................................................22
         c.Business Data......................................................23
         d.Taxes and Fuel.....................................................23
         f.Review of Invoices.................................................23
5.       Rebates and Allowances...............................................23
6.       Volume...............................................................24
7.       Buy-Ins and Proprietary Items........................................24
8.       Payment..............................................................25
9.       Title and Risk of Loss...............................................25
10.      Reports..............................................................25
11.      Liaison..............................................................25
12.      Service Level........................................................25
13.      Confidentiality......................................................26
14.      Warranties...........................................................26
15.      Default..............................................................26
16.      Force Majeure........................................................27
17.      Relationship of Parties..............................................27
18.      Assignment...........................................................27
19.      Headings.............................................................28
20.      Severability of Provisions...........................................28
21.      Parties Bound........................................................28
22.      Notices..............................................................28
23.      Further Action.......................................................28
24.      Waiver...............................................................28
25.      Governing Law........................................................29
26.      [Intentionally Omitted]..............................................29
27.      Entire Agreement.....................................................29
28.      Limitation on Damages................................................29
29.      No Interference with Contract........................................29


Exhibit A.........Company Units
Exhibit A-1.......Franchised Units
Exhibit B.........Products
Exhibit C.........Business Data and Service Characteristics